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                                                                    Exhibit 10.8


[CELLOMICS LOGO]


October 12, 1998


Alan W. Seadler, Ph.D.
RD2 Box 159
Export, PA 15632

Dear Alan:

We are pleased to offer you the position of Vice President of Screening Kit Manufacturing for Cellomics, Inc. In this capacity, you will assume responsibility for:

         (a)      Operations of the screening kit manufacturing program;

         (b) Development of new screening kit prototypes working in collaboration with the VP of Biomolecular Assay Technologies;

         (c) Identification of screening kit components and negotiations for access in collaboration with the Director of Reagent and Screen Business Development;

         (d) Commercial release of screening kits in collaboration with the VP of Sales and marketing; and

         (e) Working with the senior management to build the strategic position and value of the Company; and

Your starting salary will be $8,334.00 per month. In addition to your salary, you will be eligible to receive a performance bonus of up to 20 percent of your base salary, subject to the review and approval of the Board of Directors. The performance bonus will be based on attaining the following goals during your first year of employment:

         (a) Completing 6 validated screening kits for High Throughput Screens (HTS), High Content Screens (HCS), or a combination of HTS and HCS.

         (b) Design and implementation of the board approved screening kit manufacturing plan and facilities;

         (c)      Commercial release of at least 4 screening kits




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In addition, your employment will include the standard benefits package available to all Cellomics full-time employees, including full coverage of health care (medical and dental), three weeks paid-time-off per year, paid holidays, and participation in the 401k retirement plan.

In connection with your employment, you will be granted an option to purchase 15,000 shares of Common Stock of the Company at an exercise price of $0.56 per share. Twenty-five percent (25%) of the shares subject to such option will vest on the anniversary date of the grant on an annual basis over four years from the date of grant.

The Company will offer you $10,000.00 for use in any way that you deem appropriate for your transition to Cellomics, Inc.

This offer is subject to submission of an I-9 form and satisfactory documentation with respect to your identification and right to work in the United States no later than three days after your employment begins.

As a Cellomics employee, you will be expected to abide by company rules and regulations. You will specifically be required to sign an acknowledgment that you have read and understand the company rules of conduct, which will be included in a handbook which the company will soon complete and distribute. You will be expected to sign and comply with a proprietary information and nondisclosure agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Cellomics, Inc. and nondisclosure of proprietary information.

As an employee, you may terminate your employment at any time and for any reason whatsoever with notice to Cellomics, Inc. We request that, in the event of resignation, you give the company at least one month notice. Similarly, Cellomics, Inc. may terminate your employment at anytime and for any reason whatsoever, with or without cause. Furthermore, this mutual termination of employment arrangement supersedes all our prior written and oral communication with you and can only be modified by written agreement signed by you and Cellomics, Inc. In the event your employment with the Company is terminated for any reason other than for cause in the first two years of employment, you will receive salary continuation and benefits for a period of time ending on the earlier of six months from termination or until you begin other full time employment. This severance payment will be contingent on your agreement to not be employed by a competing company within one year of your termination date.


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If you wish to accept employment with Cellomics, Inc. under the terms set out above, please sign and date both copies of this letter, and return one to me by October 15, 1998. If you accept our offer, we would like you to start on or before November 15, 1998

I am personally enthusiastic about you joining Cellomics and helping to build an exciting company. I look forward to a favorable reply.

Sincerely,


D. Lansing Taylor, Ph.D.
President & CEO

Enclosure(s)

Accepted:

/s/ Alan W. Seadler, Ph.D.
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Alan W. Seadler, Ph.D.


10-14-98
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Dated